Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333‑187661) and on Form S‑8 (Nos. 333‑125209 and 333‑148280) of TransMontaigne Partners L.P. of our report dated March 3, 2015 relating to the financial statements of Battleground Oil Specialty Terminal Company LLC, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 11, 2015